Exhibit 3.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SESI, L.L.C.

This is the Amended and Restated Limited Liability Company Agreement (this “Agreement”) of SESI, L.L.C. (the “Company”), made and entered into with an effective date of May 13, 2013, by the Member.

ARTICLE I

DEFINITIONS

The terms used in this Agreement with their initial letters capitalized, shall, unless the context otherwise requires or unless otherwise expressly provided herein, have the meanings specified in this Article I. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires. When used in this Agreement, the following terms shall have the meanings set forth below:

“Act” means the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.). as it may be amended from time to time.

“Board of Managers” means the board of managers that manages the business and affairs of the Company.

“Certificate of Formation” means the Certificate of Formation of the Company as filed with the Delaware Secretary of State and any and all amendments thereto.

“Code” means the Internal Revenue Code of 1986, as amended. All references herein to sections of the Code shall include any corresponding provisions of succeeding Law.

“Fiscal Year” means the fiscal year of the Company, which shall be the calendar year or such other fiscal year as determined by the Board of Managers or as otherwise provided by the Code.

“Law” means any applicable statute, act, code (including the Code), law, regulation, rule, ordinance, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretive or advisory opinion or letter of a governmental authority.

“Member” means Superior Energy Services, Inc. and its successors and assigns.

“Person” means any individual or any association, corporation, partnership, limited liability company, joint stock association, joint venture, firm, trust, business trust, cooperative, and foreign associations of like structure.

“Shares” means the membership interests of the Company.

ARTICLE II

ORGANIZATION

2.1 Formation. The Company was formed pursuant to the Act by the filing of its Certificate of Formation with the Delaware Secretary of State. The undersigned Member now enters into this Agreement under the provisions of the Act. The rights and liabilities of the Member shall be as provided in the Act, except as otherwise expressly provided herein.

2.2 Registered Office; Registered Agent; Other Offices.

(a) The registered office of the Company in the State of Delaware is the initial registered office named in the Certificate of Formation or such other office (that need not be a place of business of the Company) as the Board of Managers may designate from time to time

(b) The registered agent of the Company in the State of Delaware is the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Board of Managers may designate from time to time.

(c) The Company may also have offices at such other places both within and without Delaware as the Board of Managers may from time to time determine or the business of the Company may require time.

2.3 Company Purpose. The Company is formed for the purpose of, and the nature of business to be conducted by the Company is, engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act, including any activities necessary, convenient or incidental thereto.

2.4 Title to Company Property. Title to Company assets, whether real, personal or mixed and whether corporeal or incorporeal, shall be deemed to be owned by the Company as an entity and no Member, individually or in the aggregate, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company assets may be held in the name of the Company or one or more of its affiliates or one or more nominees, as the Board of Managers may determine. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.

ARTICLE III

MEMBER

3.1 Member. The name of the Member, together with the number of Shares held by it, are set forth on Exhibit A, as it may be amended from time to time, and which shall form a part of the books and records of the Company separate and apart from this Agreement, which shall include the register of Shares evidencing the Member’s ownership interest in the Company. The Board of Managers shall cause Exhibit A and the books and records of the Company to be updated from time to time as necessary to accurately reflect the identity of the Member and the number of Shares owned by it. For these purposes, Exhibit A may be updated by the Board of Managers or its designee from time to time without the formalities for amendment of this Agreement.

3.2 Liability to Third Parties. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in tort, contract or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member nor any “manager” (as such term is defined under the Act) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being the Member or acting as a “manager” of the Company.

3.3 Expulsion. The Member may not be expelled or removed, nor may the Member withdraw, as a Member of the Company, except by transferring its Shares in accordance with this Agreement.

3.4 Member Action.

(a) Except as expressly required by the Act or by this Agreement, no vote, consent or authorization of the Member shall be required for the taking of any action on behalf of or with respect to the Company. Where required by the Act or by this Agreement, any action requiring the vote, consent or authorization of the Member shall be deemed approved upon the consent of Members holding all of the Shares.

(b) There shall be no requirement that the Company hold annual or other meetings of Members.

ARTICLE IV

SHARES

4.1 Authorized Shares. The Company has authority to issue an aggregate of 1,000 Shares, all of which are issued and outstanding as of the date hereof and shall be deemed to be fully paid and non-assessable.

4.2 Rights of Shares. Each Share (a) shall be identical in all respects with each other Share, (b) shall share in each item of Company income, gain, loss, deduction and credit as provided in Article VI, (c) shall be entitled to distributions, if any, as shall be declared thereon from time to time, as provided in Article VI and (d) upon liquidation or dissolution of the Company, shall be entitled to all remaining assets of the Company after satisfaction of the Company’s liabilities to creditors as provided in Article X.

4.3 Certificates. Certificates evidencing Shares (“Certificates”) may be issued in such form, not inconsistent with that required by the Act or any other law and this Agreement, as may be approved by the Board of Managers. Each Certificate shall be signed by the President or a Vice President and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer of the Company certifying the number of Shares owned by such Member. Any Certificates shall be consecutively numbered and shall be entered in the books and records of the Company as they are issued and shall exhibit the holder’s name and number of Shares.

4.4 Register, Registration of Transfer and Exchange.

(a) If the Board of Managers authorizes the issuance of Certificates, the Company shall keep or cause to be kept on behalf of the Company a register that, subject to any requirements of the Board of Managers and subject to the provisions of Section 4.4(b), will provide for the registration and transfer of Shares. The Company shall not recognize transfers of Shares unless the same are effected in the manner described in this Section 4.4. Upon surrender for registration of transfer of any Certificate, and subject to the provisions of Section 4.4(b), the appropriate Officers of the Company shall execute and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number of Shares as was evidenced by the Certificate so surrendered.

(b) The Company shall not be required to recognize any transfer of Shares until any Certificates evidencing such Shares are surrendered to the Company for registration of transfer. Any transfer of Shares in accordance with this Section 4.4 shall be deemed give the transferee the right to be admitted to the Company as a Member, and each transferee of Shares shall become a Member with respect to the Shares so transferred to such person when any such transfer and admission is reflected in the books and records of the Company.

(c) The Company shall not be bound to recognize any equitable or other claim to or interest in such Shares on the part of any other person, whether or not the Company shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule or regulation.

(d) Each dividend or other distribution in respect of the Shares shall be paid by the Company, directly or through any other person or agent, only to the record holders thereof as of the record date set forth the dividend or other distribution. Such payment shall constitute full payment and satisfaction of the Company’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

ARTICLE V

CAPITAL CONTRIBUTIONS

5.1 Capital Contributions. The amount of money and the fair market value (determined by the Board of Managers as of the date of contribution) of any property contributed to the Company by a Member in respect of the issuance of Shares to such Member shall constitute a “Capital Contribution.” The Company hereby acknowledges the receipt in full of the Member’s Capital Contributions made prior to the date hereof.

5.2 Additional Capital Contributions. No Member shall be required to make additional Capital Contributions once the Company has received the Member’s initial Capital Contribution in full.

5.3 Loans. Any Member may, at any time, make or cause to be made a loan to the Company in any amount and on such terms on which such Member, on the one hand, and the other Member, on the other hand, may mutually agree in writing, subject to the other provisions of this Agreement.

5.4 Capital Withdrawal Rights; Interest; Priority.

(a) Except as expressly provided in this Agreement or as required by Law, no Member shall be entitled to withdraw or reduce such Member’s Capital Contribution or to demand any distribution from the Company.

(b) No Member shall be entitled to receive or be credited with any interest on the balance of such Member’s Capital Account at any time.

1.No Member shall have priority over any other Member for the return of Capital Contributions or for the income, losses, gains of or distributions from the Company.

ARTICLE VI

TAX STATUS; ALLOCATIONS; DISTRIBUTIONS

6.1 Tax Status. The Member intends that the Company’s existence shall be disregarded for tax purposes pursuant to Treasury Regulation Section 301.7701-3(b)(1)(ii).

6.2 Allocations of Profits, Gains and Losses. All Company profits, gains and losses for a Fiscal Year shall be allocated to the Member.

6.3 Distributions. All distributions shall be made to the Member at such time, and in such amounts as determined by the Board of Managers.

ARTICLE VII

MANAGEMENT AND CONTROL OF BUSINESS

7.1 Management.

(a) As provided in this Agreement, all management powers over the business and affairs of the Company shall be exclusively vested in the Board of Managers consisting of three individuals selected by the Member (each, a “Director”) and, subject to the direction of the Board of Managers, the officers appointed by the Board of Managers in accordance with the terms of this Agreement (the “Officers”), who shall collectively (Officers and Directors) constitute “managers” of the Company within the meaning of the Act. Except as otherwise specifically provided in this Agreement, the authority and functions of the Board of Managers on the one hand and of the Officers on the other shall be identical to the authority and functions of the Board of Managers and officers, respectively, of a corporation organized under the Delaware General Corporation Law. Thus, except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board of Managers, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers, who shall be agents of the Company. In addition to the powers that now or hereafter can be granted to managers under the Act and to all other powers granted under any other provision of this Agreement, the Board of Managers and the Officers (subject to the direction of the Board of Managers) shall have full power and authority to do all things on such terms as they, in their sole discretion, may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Company.

7.2 Officers.

(a) Unless provided otherwise by resolution of the Board of Managers, the Officers shall have the titles, power, authority and duties described below in this Section 7.2

(b) The Officers of the Company shall be the President, any Vice Presidents, the Secretary and any Treasurer and any and all Assistant Secretaries and Assistant Treasurers. There shall be appointed from time to time, in accordance with Section 7.2(c), such Vice Presidents, Secretaries, Assistant Secretaries, Treasurers and Assistant Treasurers as the Board of Managers may desire. Any person may hold two or more offices.

(c) The Officers shall be appointed by the Board of Managers at such time and for such term as the Board of Managers shall determine. Any Officer may be removed, with or without cause, only by the Board of Managers. Vacancies in any office may be filled only by the Board of Managers.

(d) The President, subject to the direction of the Board of Managers, shall be responsible for the management and direction of the day-to-day business and affairs of the Company, its other Officers, employees and agents, shall supervise generally the affairs of the Company and shall have full authority to execute all documents and take all actions that the Company may legally take. The President shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement or the Board of Managers.

(e) Each Vice President shall perform such duties and may exercise such powers as may from time to time be assigned to him by the Board of Managers or the President.

(f) The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Board of Managers and Members, shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by this Agreement, the Board of Managers or the President. The Assistant Secretaries shall exercise the powers of the Secretary during that Officer’s absence or inability or refusal to act.

(g) The Treasurer shall keep or cause to be kept the books of account of the Company and shall render statements of the financial affairs of the Company in such form and as often as required by this Agreement, the Board of Managers or the President. The Treasurer, subject to the order of the Board of Managers, shall have the custody of all funds and securities of the Company. The Treasurer shall perform all other duties commonly incident to his office and shall perform such other duties and have such other powers as this Agreement, the Board of Managers or the President shall designate from time to time. The Assistant Treasurers shall exercise the power of the Treasurer during that Officer’s absence or inability or refusal to act. Each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company.

(h) The Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other persons.

(i) Unless otherwise provided by resolution of the Board of Managers, no Officer shall have the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.

7.3 Compensation. The Officers shall receive such compensation for their services as may be designated by the Board of Managers. In addition, the Officers shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder. In addition, the members of the Board of Managers shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder.

ARTICLE VIII

INDEMNIFICATION AND LIABILITY

8.1 Limitation of Liability. Neither any Member or Director nor any Officer shall be personally liable for monetary damages for breach of any duty provided for in the Act; provided, that this Section 8.1 shall not limit or eliminate the liability of any Director or Officer for the amount of a financial benefit received by the Director or Officer to which he or she is not entitled or for an intentional violation of a criminal Law.

8.2 Right to Indemnification. Each person who is involved in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative (hereinafter a “Proceeding”), or any appeal in such a Proceeding, or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she is or was a Director or Officer of the Company shall be indemnified by the Company to the fullest extent permitted by Law, as the same exists or may hereafter be in effect (but, in the case of any subsequent change in the Law, only to the extent that such change permits the Company to provide broader indemnification rights than were permitted prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements, and reasonable expenses (including, without limitation, attorneys’ fees) actually incurred by such person in connection with such Proceeding, and indemnification under this Article shall continue as to a person who has ceased to serve as a Director or Officer. The rights granted pursuant to this Article VIII shall be deemed contract rights, and no amendment, modification, or repeal of this Article shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal.

8.3 Advance Payment. The right to indemnification conferred in this Article VIII shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a person of the type entitled to be indemnified under this Article VIII who was, is, or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of (a) a written affirmation by such person of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under this Article VIII and (b) a written undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Article or otherwise.

8.4 Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VIII shall not be exclusive of any other right which a Director or Officer may have or hereafter acquire under any law (common or statutory), provision of the Certificate of Formation or this Agreement, any agreement, vote of Members, or otherwise.

8.5 Insurance. The Company may purchase and maintain insurance, at its expense, to protect itself, and any person who is or was serving as a Director or Officer, against any expense, liability, or loss, whether or not the Company would have the power to indemnify such person against such expense, liability, or loss under this Article VIII.

8.6 Savings Clause. If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Director or Officer indemnified pursuant to this Article VIII as to costs, charges and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative to the full extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the fullest extent permitted by applicable Law.

ARTICLE IX

ACCOUNTING AND RECORDS

9.1 Maintenance of Books. The Company shall maintain at its principal office all of the following:

(a) a current list of the full name and last known business address of the Member and Director;

(b) copies of records that would enable the Member to determine its voting rights, including the number of Shares issued to it and the date(s) on which such Shares were issued;

(c) a copy of the Certificate of Formation and this Agreement, including any amendments thereto or hereto; and

(d) copies of the Company’s federal, state and local income tax or information returns and reports for the most recent three years.

9.2 Access to Books and Records; Information. The Member and its duly authorized representatives shall have access to the information described in Section 9.1 and such other information regarding the Company’s affairs and financial condition as it may request, and shall have the right to inspect and copy such information at reasonable times, at its own expense.

9.3 Fiscal Year. Unless changed by the Board of Managers and except to the extent otherwise required by the Code, the Fiscal Year of the Company shall end on December 31 in each year.

ARTICLE X

DISSOLUTION

10.1 Events Causing Dissolution. The term of the Company commenced upon the filing of the Certificate of Formation with the Delaware Secretary of State and shall continue in perpetuity, unless sooner terminated as provided in this Agreement.

10.2 Events of Dissolution. The Company shall be dissolved upon the occurrence of any of the following (each, a “Dissolution Event”):

(a) the affirmative vote or written consent of the Member;

(b) the entry of a decree of judicial dissolution; or

(c) as otherwise provided in the Act.

10.3 Winding Up. Upon a Dissolution Event, the Company shall immediately commence to wind up its affairs. A reasonable period of time shall be allowed for the orderly termination of the Company’s business, discharge of its liabilities, and distribution or liquidation of the remaining assets so as to enable the Company to minimize the normal losses attendant to the liquidation process. The Company’s property and assets or the proceeds from the liquidation thereof shall be distributed so as not to contravene the Act and upon satisfaction (whether by payment or the making of reasonable provision for payment) of the Company’s liabilities, to the Member. A full accounting of the assets and liabilities of the Company shall be taken and a statement thereof shall be furnished to the Member within 30 days after the distribution of all of the assets of the Company. Such accounting and statements shall be prepared under the direction of the Board of Managers. Upon such final accounting, the Board of Managers shall cancel the Certificate of Formation in accordance with the Act and the Company’s existence as a separate legal entity shall terminate

ARTICLE XI

MISCELLANEOUS

11.1 Entire Agreement; Amendment. This Agreement constitutes the complete and exclusive statement of agreement by the Member with respect to the subject matter hereof. This Agreement replaces and supersedes all prior agreements made by the Member. This Agreement supersedes all prior written and oral statements and no representation, statement, or condition or warranty not contained in this Agreement will be binding on the Member or have any force or effect whatsoever. This Agreement may be amended or modified only by the Member.

11.2 Governing Law; Severability. This Agreement and the rights of the party hereunder shall be governed by, interpreted, and enforced in accordance with the Laws of the State of Delaware applicable to agreements to be performed entirely in that state. If any provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future Laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

11.3 Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement shall be binding upon and inure to the benefit of the Member, and its legal representatives, successors and permitted assigns.

11.4 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid or by delivering that writing to the recipient in person, by courier, or by facsimile transmission. A notice, request, or consent given under this Agreement is effective on receipt by the person to receive it; however, if such notice is placed in the United States mail, postage prepaid, and addressed to the Member at its last known address, notice shall be deemed to have been received by the Member on the third day thereafter. All notices, requests, and consents to be sent to the Member must be sent to 1001 Louisiana, Suite 2900, Houston, Texas 77002, or such other address as the Member may specify by notice to the Company. All notices, requests, and consents to be sent to the Company must be sent to 1001 Louisiana, Suite 2900, Houston, Texas 77002. Whenever any notice is required to be given by Law or this Agreement, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned Member has executed this Agreement effective as of the day and year set forth above.

SUPERIOR ENERGY SERVICES, INC.

By:	/s/ William B. Masters
William B. Masters
Executive Vice President and General Counsel

EXHIBIT A

Member

As of May 13, 2013

Name	Number of Shares
Superior Energy Services, Inc.	1,000